As filed with the Securities and Exchange Commission on November 5, 2026.

Registration No. 333-275957

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE

Securities Act of 1933

KONATEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0973608
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

500 N. Central Expressway, Suite 500

Plano, Texas 75074

(Address of Principal Executive Offices)

KonaTel, Inc. 2018 Incentive Stock Option Plan

(“2018” Incentive Stock Option Plan [year designation reflects change to calendar year end in 2017])

(Full title of the plan)

D. Sean McEwen, Chairman and CEO

500 N. Central Expressway, Suite 500

Plano, Texas 75074

Name and address of agent for service

Telephone number, including area code, of agent for service: (214) 323-8410

Copies to:

Leonard W. Burningham, Esq.

1347 East Gilmer Drive

Salt Lake City, Utah 84105

(801) 363-7411

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).

The purpose of this Post-Effective Amendment No. 1 to this S-8 Registration Statement (the “Registration Statement” or “Form S-8”) is to withdraw 1,700,000 shares of the Registrant’s common stock underlying unexercised granted and unissued or ungranted shares in respect of incentive stock options under the Company’s 2018 Incentive Stock Option Plan from registration under Form S-8. This amendment leaves “0” remaining registered shares under the Registration Statement and has no other effect on the remaining 6,000,000 reserved shares for future issuance as “restricted securities” under the Company’s 2018 Incentive Stock Option Plan.

The reason for the withdrawal of all remaining registered and unissued shares under this Registration Statement is that the Company intends to directly file a Form 15 to deregister its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information, see our 8-K Current Report dated October 30, 2026, filed with the SEC on November 5, 2026, which can be accessed in the SEC Edgar Archives at www.sec.gov.

We registered 1,700,000 shares in the Form S-8 filed December 8, 2023; for a total registered shares of 1,700,000; and are withdrawing 1,700,000 shares in this Post-Effective Amendment No. 1 to the Form S-8 filed December 8, 2023, for a total registered shares issued under these filings of “0” shares, leaving no registered shares remaining under the Company’s Registration Statement, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this “Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gurabo, PR, on the date indicated below.

KONATEL, INC.

Date: November 5, 2026	By	/s/ D. Sean McEwen
D. Sean McEwen
Sole Director and CEO

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the respective dates indicated below.

Date: November 5, 2026	/s/ D. Sean McEwen
D. Sean McEwen
Sole Director and CEO

Date: November 5, 2026	/s/ Brian R. Riffle
Brian R. Riffle
Chief Financial Officer

Date: November 5, 2026	/s/ K. Paul LaPier
K. Paul LaPier
Vice President of Finance and Secretary